Exhibit 10.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of the 15th day of November, 2006, among MILLSTREAM II ACQUISITION CORPORATION, a Delaware corporation (“Parent”), MILLSTREAM II MERGER SUB, INC., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Sub”), and SPECIALTY SURFACES INTERNATIONAL, INC., a Pennsylvania corporation (the “Company”).

WHEREAS, Parent, Sub and the Company entered into an Agreement and Plan of Merger dated August 11, 2006 (the “Merger Agreement”), pursuant to which the Company will be merged with and into Sub (the “Merger”) and the sole shareholder of the Company shall be entitled to receive cash and shares of common stock of Parent in exchange for each share of common stock of the Company; and

WHEREAS, Parent, Sub and the Company wish to amend certain terms of the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.  Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings as set forth in the Merger Agreement.

2.  The fifth “WHEREAS” clause is hereby deleted in its entirety.

3.  The sixth “WHEREAS” clause is hereby deleted in its entirety and replaced with the following:

“WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and Henry A. Julicher (“H. Julicher”) are entering into an employment agreement (the “Employment Agreement”), relating to his employment by Parent on and after the Effective Time;”

4.  Section 2.1(c) of the Merger Agreement is deleted in its entirety and replaced with the following text:

“Conversion of Company Common Stock. (i) Subject to Section 2.1(b), each share of Company Common Stock shall be converted into the right to receive (A) the number of shares of fully paid and nonassessable shares of Parent Common Stock equal to (1) 1,500,000 divided by (2) the number of issued and outstanding shares of Company Common Stock (the “Outstanding Shares”), (B) $8,000,000 in cash divided by the number of Outstanding Shares, (C) the Delayed Cash Consideration, if any, divided by the number of Outstanding Shares, (D) the Delayed Stock Consideration, if any, divided by the number of Outstanding Shares, (E) the Delayed Receivable

Consideration, if any, divided by the number of Outstanding Shares, and (F) the Additional Delayed Merger Consideration, if any, divided by the number of Outstanding Shares. “Delayed Cash Consideration” means an amount equal to $10.00 for each $1.00 that EBITDA exceeds $4,600,000 for the fiscal year ended December 31, 2007 (“Fiscal 2007”), or $6,500,000 for the fiscal year ended December 31, 2008 (“Fiscal 2008”), but not to exceed $2,000,000 in the aggregate for Fiscal 2007 and Fiscal 2008 combined. “Delayed Stock Consideration” means (a) for Fiscal 2007, an amount equal to 1⅔ shares of Parent Common Stock for each $1.00 that EBITDA exceeds $4,800,000 for Fiscal 2007, or (b) for Fiscal 2008, an amount equal to a number of shares equal to the 2008 Stock Formula for each $1.00 that EBITDA exceed the 2008 EBITDA Threshold, but not to exceed 2,000,000 shares in the aggregate for Fiscal 2007 and Fiscal 2008 combined. “2008 Stock Formula” means the quotient of one divided by the quotient of (i) the difference between $8,500,000 minus the 2008 EBITDA Threshold divided by (ii) the difference between 2,000,000 million shares and the number of shares, if any, of Delayed Stock Consideration earned in Fiscal 2007. “2008 EBITDA Threshold” means an amount equal to $6,500,000 plus the quotient of (a) the difference between $2,000,000 minus the amount of Delayed Cash Consideration earned in Fiscal 2007 divided by (b) ten. “Delayed Receivable Consideration” means an amount equal to $0.50 for each $1.00 collected in respect of amounts owed by the Obligated Parties at any time prior to the two year anniversary of the Closing Date in respect of amounts owed by the Obligated Parties to the Company as of the date of this Agreement. “Additional Delayed Merger Consideration” means an amount equal to two percent of the increase in annual Net Sales of Parent for the Fiscal 2007, Fiscal 2008 and fiscal year ending December 31, 2009 over Parent’s Net Sales for the immediately preceding fiscal year (i.e., the increase of 2007 Net Sales over 2006 Net Sales, the increase of 2008 Net Sales over 2007 Net Sales and the increase of 2009 Net Sales over 2008 Net Sales); provided that the amount of Additional Delayed Merger Consideration shall not exceed $600,000 in any year. For purposes of this Agreement, “Net Sales” shall mean gross sales as set forth on Parent’s audited annual financial statements less promotional discounts and allowances to the extent such discounts and allowances are included in gross sales. For the fiscal year ending December 31, 2006, the Net Sales of the Company prior to the Effective Time and of the Surviving Corporation after the Effective Time shall constitute Net Sales of Parent. For purposes of this Agreement, “EBITDA” shall mean operating income derived from the operations of the Surviving Corporation for the specified period plus depreciation and amortization attributable to the operations of the Surviving Corporation for such period minus any amounts included in EBITDA (a) derived from the sale of the Company’s interest in TurfStores.com, Inc. d/b/a Turf Store Co. and (b) collected from the Obligated Parties in respect of amounts owed by the Obligated Parties to the Company as of the date of this Agreement; provided, however, that in the event the Surviving Company shall have acquired, either through the acquisition of substantially all of the assets, all of the stock or by merger or otherwise, an operating business (the “Target Business”) the amount of operating income plus depreciation and amortization (the “Target Income”) generated from the Target Business that shall be included for purposes of calculating EBITDA will be the amount by which the Target Income generated during the period between the date of the acquisition through the end of the fiscal year in question (the “Measurement Period Target Income”) exceeds the Target Income in the comparable prior year period (the “Comparable Period Target Income”); provided, further, that in the event the acquisition of the Target Business took place during the Fiscal 2007, the Measurement Period Target Income will be the Target Income generated from January 1, 2008 through December 31, 2008 and the Comparable

Period Target Income will be the Target Income generated from January 1, 2007 through December 31, 2007 for purposes of the EBITDA calculation for the Fiscal 2008; provided, further, that in the event the Measurement Period Target Income is less than the Comparable Period Target Income, the amount of such difference will be deducted for purposes of calculating EBITDA. EBITDA shall be as determined by Parent’s certified public accountants from the audited financial statements for the specified period. The parties acknowledge and agree that the obligation to pay any Delayed Cash Consideration, Delayed Stock Consideration, Delayed Receivable Consideration and/or Additional Delayed Merger Consideration shall be binding upon any and all successors and assigns of the Surviving Corporation, including, without limitation, any purchaser of all or substantially all of the assets of Surviving Corporation and any surviving company in a merger, consolidation or similar event involving the Surviving Corporation (a “Successor”). Parent, Sub and the Surviving Corporation shall use commercial reasonable efforts to ensure that Successor keeps books and records reasonably sufficient to determine whether the conditions to such payment have been met. Notwithstanding anything to the contrary contained herein, in the event the payment of any Delayed Cash Consideration, Delayed Receivable Consideration or Additional Delayed Merger Consideration would cause the value of the shares of Parent Common Stock received by the shareholder of the Company in the Merger to be less than forty percent (40%) of the total value of all consideration received by the shareholder of the Company in the Merger for purposes of Section 368(a)(2)(D) of the Code (the “Total Value”), then the Surviving Corporation and Parent shall pay an amount of Delayed Cash Consideration, Delayed Receivable Consideration or Additional Delayed Merger Consideration in shares of Parent Common Stock necessary such that the value of the shares of Parent Common Stock in lieu of cash received by the shareholder of the Company in the Merger is equal to forty percent (40%) of the Total Value. In the event Parent and theSurviving Corporation issue shares of Parent Common Sock in lieu of the payment of Delayed Cash Consideration, Delayed Receivable Consideration or Additional Delayed Merger Consideration in cash pursuant to the immediately preceding sentence and thereafter amounts of Delayed Stock Consideration become payable, then Parent and Surviving Corporation shall thereafter, in lieu of issuing shares of Parent Common Stock in payment of the obligation to pay Delayed Stock Consideration, pay an amount of Delayed Stock Consideration in cash equal to the lesser of (i) the value of the Delayed Cash Consideration, Delayed Receivable Consideration and Additional Delayed Merger Consideration, as the case may be, that was paid in stock pursuant to the immediately preceding sentence and (ii) an amount such that its payment would not make the value of shares of Parent Common Stock issued in the Merger be less than forty percent (40%) of Total Value. The value of each share of Parent Common Stock to be received in the Merger shall equal the last closing sale of a share of Parent Common Stock on the day prior to the date of issuance; provided, however, for purposes of determining the number of shares to be issued in lieu of the payment of Delayed Cash Consideration, Delayed Receivable Consideration or Additional Delayed Merger Consideration in cash, such value shall equal the average of the last closing sale price of Parent Common Stock for the ten trading days immediately preceding the date of issuance.”

5.  The first sentence of Section 2.1(c)(ii) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“The shares of the Parent Common Stock to be issued, including the Delayed Stock Consideration, if any, and all cash payable including the Delayed Cash Consideration, if any, the Delayed Receivable Consideration, if any, and the Delayed Merger

Consideration, if any, upon the conversion of the Company Common Stock pursuant to Section 2.1(c), are referred to collectively as “Merger Consideration”.”

6.  Section 2.1(c)(iii) of the Merger Agreement is hereby deleted in its entirety.

7.  Section 2.2(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Exchange Procedures. Immediately following the Effective Time, (x) Parent shall pay to the holders of the outstanding Company Common Stock the $8,000,000 to which such holders are entitled as the portion of the Merger Consideration described in clause (B) of Section 2.1(c)(i) and (y) the Exchange Agent shall deliver to the holders of shares of Company Common Stock certificates representing the number of shares of Parent Common Stock into which such shares shall have been converted in accordance with clause (A) of Section 2.1(c)(i). The Delayed Cash Consideration, if any, and the Delayed Stock Consideration, if any, shall be paid to the holders of the shares of Company Common Stock that were converted into the right to receive the Merger Consideration within ten days after the issuance of the audited financial statements of Parent for each of the fiscal years ending 2007 and 2008. The Delayed Receivable Consideration, if any, shall be paid to the holders of the shares of the Company Common Stock that were converted into the right to receive the Merger Consideration with thirty days of receipt of immediately available funds from the Obligated Parties in respect of amounts owed by the Obligated Parties to the Company as of the date of this Agreement. The Additional Delayed Merger Consideration, if any, shall be paid to the holders of the shares of Company Common Stock that were converted into the right to receive the Merger Consideration within ten days after the issuance of the audited financial statements of Parent for each of the fiscal years ending 2007, 2008 and 2009. Each share of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2.”

8.  All references in the Merger Agreement to Delayed Merger Consideration are hereby deleted and replaced with Additional Delayed Merger Consideration.

9.  Parent, Sub and the Company hereby agree that the Indemnification Agreement is hereby terminated.

10.  All references in the Merger Agreement to the Indemnification Agreement are hereby deleted.

11.  Section 6.4 is amended to delete the following text:

“; provided, however, that Parent shall not indemnify H. Julicher for any act or omission to the extent such act or omission causes “Parent Losses” (as defined in the Indemnification Agreement)”

12.  Section 6.13(b) of the Merger Agreement is hereby deleted in its entirety

13.  A new Section 7.1(h) is added to the Merger Agreement as follows:

“(h) Stock Value. The value of the shares of Parent Common Stock to be received in the Merger (at the Effective Time, and without regard to the possibility of the payment of Delayed Cash Consideration, Delayed Stock Consideration, Delayed Receivable Consideration and Additional Delayed Merger Consideration) can not be less than forty percent (40%) of the total value of all consideration to be received by the shareholder of the Company in the Merger for purposes of Section 368(a)(2)(D) of the Code. For purposes of this condition, the value of each share of Parent Common Stock to be received in the Merger shall equal the last closing sale of a share of Parent Common Stock on the day prior to the Merger.

14.  No Further Modifications. Except as expressly set forth in this Amendment, the Merger Agreement shall be unmodified and remain in full force and effect.

15.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, applicable to contracts made and to be performed entirely within the Commonwealth of Pennsylvania (without giving effect to principles of choice of law or conflict of laws that would require application of the laws of a jurisdiction other than the Commonwealth of Pennsylvania).

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Amendment, all as of the date first written above.

MILLSTREAM II ACQUISITION CORPORATION

By:	/s/ Arthur Spector
	Name:	Arthur Spector
	Title:	Chairman, Chief Executive
Officer and President

MILLSTREAM II MERGER SUB, INC.

By:	/s/ Arthur Spector
	Name:	Arthur Spector
	Title:	Chairman, Chief Executive
Officer and President

SPECIALTY SURFACES INTERNATIONAL, INC.

By:	/s/ Henry Julicher
	Name:	Henry Julicher
	Title:	Chief Executive Officer